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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion of our report dated January 5, 1996 on our audit of the Statement of Assets and Liabilities of Weiss Treasury Fund (the "Trust") (consisting of Weiss Treasury Only Money Market Fund, Weiss Intermediate Treasury Fund and Weiss Treasury Bond Fund) as of January 5, 1996 with respect to this Pre-Effective Amendment No. 2 to the Registration Statement (No. 33-95688) under the Securities Act of 1933 on Form N-1A. We also consent to the reference to our Firm under the headings "Financial Statements" and "Independent Accountants" in the filing.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 5, 1996